Exhibit 10.1

{***} Fill/Finish of Ampligen® Bulk Drug Proposal Prepared for Hemispherx Biopharma, Inc. June 20, 2016August 12, 2016

Avrio Biopharmaceuticals | 4 Chrysler, Irvine California 92618

Phone 866.982.8746 | Fax 949.462.0821 |

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Confidential

Table of Contents

1.0	Contact Information	2
2.0	Scope of Work Summary	3
3.0	Fee and Schedule Summary Estimate	3
4.0	Payment Schedule	5
5.0	Analytical Activities	6
6.0	Drug Product Manufacturing	7
7.0	Supporting Services	8
8.0	Storage and Shipping	10
9.0	Key Assumptions	10
10.0	Change in Scope Management	10
11.0	Authorizations	11
12.0	Terms and Conditions	12

1.0	Contact Information

Hemispherx Biopharma, Inc.
Contact:	Wayne Springate	Carol Smith, Ph.D.
Title:	VP of Operations	VP of Manufacturing Quality and Process Development
Address:	One Penn Center, 1617 JFK Blvd, Philadelphia, PA 19103	One Penn Center, 1617 JFK Blvd, Philadelphia, PA 19103
Phone No.:	(215) 988-0080	(215) 988-0080
Email:	Wayne.Springate@hemispherx.net	carol.smith@Hemispherx.net

Avrio Biopharmaceuticals, LLC
Contact:	Jack Wright	Laman Alani
Title:	VP, Business Development and Marketing	COO
Address:	10 Vanderbilt, Irvine, CA 92618	4 Chrysler, Irvine, CA 92618
Phone No.:	(949) 547-7333	(949) 462-0814 x334
Email:	jack.wright@irvinepharma.com	laman.alani@avriobiopharma.com

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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2.0	Scope of Work Summary

Avrio Biopharmaceuticals LLC (“Avrio”) is pleased to present this proposal to Hemispherx Biopharma, Inc. (“Client”) for product fill and finish of a liquid presentation. Avrio will manufacture Phase 3 clinical trial material supply of Ampligen drug product.

Included in the scope of work is analytical method transfer and validation to support drug product testing, raw material release testing, manufacturing compatibility studies, filter validation, engineering run, media fill, clinical batch production, and finished product release.

This proposal is based on the technical information as provided by Client. The proposed work will be conducted by Avrio located in Irvine, California.

3.0	Fee and Schedule Summary Estimate

	Task	Deliverables	Time Estimate	Cost Estimate*
Analytical Activities
1a	Release Testing of Excipients (ID only)
	{***}	Certificate of Analysis	{***}	{***}
	{***}			{***}
	{***}			{***}
	{***}			{***}
1b	Release Testing of Polymers (ID only)
	{***}	Certificate of Analysis	{***}	{***}
	{***}			{***}
2a	{***}	Validation Report	{***}	{***}
2b	{***}	Validation Report	{***}	{***}
2c	{***}	Validation Report	{***}	{***}
2d	{***}	Validation Report	{***}	{***}
			Subtotal	{***}
Tech Transfer and Qualifications
3a	{***}	Protocol and Report	{***}	{***}
3b	{***}	Protocol and Report	{***}	{***}
4a	{***}	Protocol and Report	{***}	{***}
4b	{***}	Protocol and Report	{***}	{***}
5	{***}	Report	{***}	{***}
6	{***}	Final Report	{***}	{***}
7	{***}	Final Report	{***}	{***}

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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	Task	Deliverables	Time Estimate	Cost Estimate*
8	{***}	Final Report	{***}	{***}
			Subtotal	{***}
Drug Product Manufacturing
9	{***}	Protocol and Report	{***}	{***}
10	{***}	Protocol and Report	{***}	{***}
11	{***}	Final Report	{***}	{***}
12	{***}	Batch Record, Material Specifications (Raw Material, Components, In Process & Final Product)	{***}	{***}
13	{***}	Executed Batch Records	{***}	{***}
14	{***}	Executed Batch Records	{***}	{***}
15	{***}	Executed Batch Records	{***}	{***}
16	{***}	Media Qualification Protocol and Report	{***}	{***}
GMP Batch Production for Registration Batches
17	{***}	Executed Batch Records	{***}	{***}
18a	{***}	Executed Batch Records, Units	{***}	{***}
18b	{***}	Executed Batch Records, Units	{***}	{***}
19	{***}	Certificate of Analysis	{***} (after date of fill)	{***}
	Subtotal (liquid formulation manufacturing)			{***}
Additional Support and Fees
	Project Management	{***}	6 months	{***}
	Materials and Components*	Project specific materials and components purchased by Avrio will be billed to Client at cost {***}		{***}
	Shipping Preparation of Finished Batch	Preparation of product, verification of shipment, documentation preparation		{***}
	Shipping of Finished Batch			{***}

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

{***}	Confidential Page 4 of 17

Task	Deliverables	Time Estimate	Cost Estimate*
Storage Chamber for 2-8⁰C storage of Finished Product[1]			{***}
Monthly Storage for Finished Batch (after 60 days following release)	{***}/month {***})		{***}
Subtotal			{***}
Estimated Grand Total			{***}

*An estimated ${***} has been accounted for pass through costs and will only be billed for project specific materials which are purchased by Avrio. Pass through costs are subject to a 10% handling fee. Client will supply {***}.

For formulations and processes developed by Avrio, and for which an engineering run was performed by Avrio, Avrio shall be responsible for the successful manufacture of the cGMP Batch. For formulations and/or processes developed by another party and transferred to Avrio, Avrio will manufacture the batches as outlined in the Batch Record as approved by Client. Avrio shall be responsible for the manufacture of the batch in accordance with the approved procedures.

4.0	Payment Schedule

Payments for the above listed scope will be made in accordance with the following milestones:

Prepayment:

•	{***}% of the grand total is due upon signature
•	{***} months of PM fees included in prepayment. The remaining will be billed monthly
•	Excludes shipping and storage. No activities will begin until upfront payment is received.

Analytical Method Feasibility:

•	{***}% upon submittal of data summary (per method)

Analytical Method Validation/Verification

•	{***}% upon submittal of draft protocol (per method)
•	{***}% upon submittal of draft report (per method)

Micro Validation:

•	{***}% upon submittal of validation reports (per method)

Tanks IQ/OQ and CIP/SIP Validations:

•	{***}% upon completion of validation reports

{***}

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

{***}	Confidential Page 5 of 17

Release of Raw Materials:

•	{***}% upon completion

Manufacturing Activities:

•	{***}% upon completion of manufacturing
•	{***}% upon release of batch

Additional Supporting Services:

•	Billed on a month by month basis

Payment terms are NET 30 days from date of invoice except for the first payment which is due when received.

5.0	Analytical Activities

Task 1: Release Testing of Drug Product and Components

Avrio’s affiliate, Irvine Pharmaceutical Services, Inc. (“Irvine”), shall perform testing for the release of {***} in accordance with approved specifications provided by Client.

•	{***}

Avrio shall release {***} based on Certificate of Analysis (CofA) as client supplied components.

Irvine will perform identity testing by USP on the following excipients for {***} formulation:

I.	{***}
II.	{***}
III.	{***}
IV.	{***}

Upon completion, a Certificate of Analysis approved by Quality Assurance (QA) will be generated for Client for each of the above materials in accordance with cGMP requirements.

Task 2: Microbiological Methods Validation

Avrio will perform the {***} to support routine testing:

a)	{***}
b)	{***}
c)	{***}
d)	{***}

Upon completion of each microbial method validation, Avrio will generate a validation report for Client review.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

{***}	Confidential Page 6 of 17

6.0	Tech Transfer Activities

Task 3: Method Feasibility

Avrio will perform the method feasibility for the following methods:

(a)	{***}
(b)	{***}

Avrio will generate a feasibility report upon completion of the feasibility work.

Task 4: Method Validation of Ampligen ID

Avrio will perform the method validation for the following methods:

(a)	{***}
(b)	{***}

Avrio will conduct method validation {***}. Upon completion of method validation, Avrio will issue a summary report for Client review.

If the existing methods as provided or directed by Client are not suitable for cGMP support (as mutually agreed in good faith by Avrio and Client), additional development of the method(s) may be required at additional cost.

Task 5: Tank IQ/OQ

Avrio will perform IQ/OQ of three compounding tanks provided by Hemispherx. {***}

Task 6: CIP Validation

Avrio will perform one CIP process confirmation run and three CIP validation runs per tank based on process parameters provided by Hemispherx. Cleaning validation protocol will be based on {***}.

Task 7: SIP Validation

Avrio will perform one SIP process confirmation run and three SIP validation runs per {***}.

Task 8: Mixing Studies

Avrio will perform mixing studies during engineering run based {***}.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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7.0	Drug Product Manufacturing

Task 9: Machine Modification and Validation for {***}

{***}. Upon completion of the validation, Avrio will generate a validation report for Client review.

Task 10: Manufacturing Compatibility Studies

A compatibility study of the formulation with manufacturing components shall be designed and performed as required to ensure that the contact surfaces of the process (lines, filters, bags or vessels) do not adsorb the active compound or other ingredients of the formulation or produce higher than allowed levels of degradants or leachables.

Task 11: Filter Validations

Avrio assumes the filters used in the filter assembly provided by client can be used in a new assembly customized to work with Avrio equipment. Filter validation studies are assumed to be previously completed by client and are not included in this proposal.

Task 12: Manufacturing Preparation

Client will provide {***} and container closure components required for manufacturing. All Avrio purchased materials and components will be charged to Client as pass-through costs. Materials and components supplied by client will be received and released per Task 1. All other materials and components will be received and released per Avrio Standard Operating Procedures and charged to Client as pass-through costs.

The manufacturing batch record will be prepared by Avrio and approved by both parties. Avrio will include the product specification limits (provided by the Client) in the protocol.

Task 13: Engineering Formulation

Formulation tanks will be cleaned and sterilized {***}. Bulk Ampligen will be formulated for engineering run based on {***}.

Task 14: Engineering Batch – Liquid Formulation

Avrio will manufacture an Engineering Batch of {***} vials of the final formulation of Ampligen drug product (liquid).

Fill volume shall consist of {***}.

Avrio will conduct the following tests of the bulk compounded product:

•	{***}
•	{***}
•	{***}

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

{***}	Confidential Page 8 of 17

Upon completion of fill and finish, Avrio will provide a copy of batch records for Client’s review. All documentation is reviewed by manufacturing.

Task 15: Media Formulation

Formulation tanks will be cleaned and sterilized {***}. Bulk media will be formulated for media fill based on client procedures.

Task 16: Media Fills

{***}

Task 17: Fill/Finish Formulation

Formulation tanks will be cleaned and sterilized {***}. Bulk Ampligen will be formulated for cGMP batch based on {***}.

Task 18: Fill/Finish Batch

Avrio will manufacture {***} of the final formulation of Ampligen in support of clinical studies.

{***}

Upon completion of fill and finish, Avrio will provide a copy of batch records for Client’s review. All documentation is reviewed by QA and manufacturing teams.

Task 19: GMP Batch Release

Avrio will perform release of the one (1) GMP batch of Ampligen for Injection according to final specification sheet approved by Client.

The release tests to be performed on the product shall be:

•	{***}
•	{***}

Upon completion of testing for each lot Avrio will furnish a QA approved CofA, in support of releasing the product to the Client.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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8.0	Supporting Services

Project Management

Upon the client's approval of a proposal, a Project Manager (PM) will be assigned. Based on the timeline outlined in the proposal, the dedicated PM would identify tasks, timelines, and resources required.

The designated PM will then coordinate a formal kick-off meeting with the client and appropriate laboratory personnel to review and discuss the project scope, resources, and timelines. A technical writer would draft a technology (method) protocol for each required task and provide this to the client for their review and approval.

Analysts are selected based on their education, background, and work experience to support specific projects and tasks. The designated PM would then, from start to finish, oversee the project, managing deadlines, mitigating program risks, and providing proactive communications to the client via emails/conference calls/Gantt charts/etc.

During development work, typically weekly teleconferences are held to discuss next steps, and progress, with an agenda provided. For manufacturing and during a batch release, email updates will be provided, as available.

Materials, Components, and Equipment

The services described in this agreement will comprise the following additional costs:

•	{***}
•	{***}
•	{***}

9.0	Storage and Shipping

Avrio will be responsible for storage of finished product packaged vials for up to 60 days from Date of Manufacture. Finished vials will be bulk packaged and shipped at ambient temperature or as requested by Client.

Note: The Client will be responsible for providing Avrio all information of where final product will be shipped. The cost of shipping is the responsibility of Client and not included in this proposal.

10.0	Key Assumptions

This proposal is based upon the key assumptions listed below. Changes to any of the following key assumptions may result in a change in scope:

▪	{***}

▪	Client will provide all applicable and required test and manufacturing material(s) and any available documents to Avrio in order to meet the requirements of the project timeline including but not limited to formulation and process information. Client will provide GMP {***}.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

{***}	Confidential Page 10 of 17

▪	Client will provide a minimum of two (2) weeks advance notice for sample and documentation shipment(s). A completed Chain of Custody form must accompany all samples submitted to Irvine; otherwise samples will not be processed.

▪	The protocol(s), report(s), and batch records will be generated in Avrio format and one revision of the protocol(s) and report(s) is included in the pricing.

▪	Project specific materials/equipment purchased by Avrio {***} will be billed to Client {***}.

▪	All analytical, microbiology testing will be performed at Avrio’s affiliate, Irvine Pharmaceutical Services.

▪	Avrio will discard of material following 30 days of batch release unless otherwise specified by Client. Disposal fees will be charged as a pass through cost.

▪	Charges for Out of Specification (OOS) investigations which are determined non-laboratory related shall be billed back to Client at {***}. A Change in Scope document will be prepared for Client’s approval to capture the associated costs of the investigation.

11.0	Change in Scope Management

Any modifications or amendments to the Project Scope will require an executed Change Order. All Change Orders must be signed by authorized representatives of Avrio and Client prior to the initiation of change.

Change Orders may be required for changes to the following project elements:

•	Change in one or more of the Key Assumptions listed in this quotation
•	Project Scope
•	Change in equipment or process (Client specified)

12.0	Authorizations

The costing and project schedule provided within this proposal is valid for one hundred and eighty (180) days after approval and issuance by Avrio. This quote is submitted under the Terms and Conditions attached to this proposal.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Client Acceptance of Proposal	Avrio Approval
Signature: s/	Signature: s/
Name: Wayne Springate	Name: Laman Alani
Title: VP of Operations	Title: COO
Date: 7/21/16	Date: 7/21/16
Purchase Order Number:

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

{***}	Confidential Page 12 of 17

13.0	Terms and Conditions

1.0	Scope

1.1           Any services and / or sales of goods (“Services”) provided by Irvine Pharmaceutical Services, Inc. (“Irvine”) and Avrio Biopharmaceutical LLC. (“Avrio”; Irvine and Avrio are jointly referred to as “Provider”) to a customer (“Client”), and the entering into and execution of any contract or agreement of Services with a Client (“Order”), shall be subject to the terms and conditions contained herein (“Conditions”). These Conditions shall be deemed part of the Order.

1.2           Any terms by the Client, which are inconsistent with this document, and are not agreed to by Provider in writing, shall not apply. This shall apply even when the Client expressly orders the Services only subject to Client’s terms and conditions. No variation of Conditions will be binding upon Provider unless agreed to by Provider in writing and signed by its authorized representative. The terms “in writing” or “written” as used in these Conditions will also be satisfied by facsimile or other electronic transmission.

2.0	Order

2.1           Any Order of Services must be in writing and signed by an authorized representative of both the Client and Provider. The same shall apply to any amendments or changes to an Order.

2.2           In the case that any terms of these Conditions deviate from or are contradictory to terms of the Order, the terms and conditions of the duly signed Order shall govern.

3.0	Prices

All prices for Services are exclusive of any applicable shipping costs, shipping insurance, sales tax, and custom duties.

4.0	Payment

Terms of payment are net 30 days from the date of Provider’s invoice. Invoices shall be issued by Provider only after substantial completion of each respective group of tasks set forth in the Order including, without limitation, the delivery to Client of any deliverables associated with each group of tasks. In the event any payment for Services is not made when due, Provider shall be entitled to interest on any such payment at the rate of one and one quarter percent (1.25%) per month during the default period. In this case Provider is also entitled, among its other rights, to cease work and stop deliveries or any other activities with respect to the Order, until such payment, including any accrued interest, has been paid in full.

5.0	Limited Warranty

5.1           Provider warrants that (a) all Services performed hereunder will conform to the requirements of the Order, and (b) Provider will perform all Services according to good laboratory and manufacturing practices and in conformity with any and all federal, state and local regulations and requirements.

5.2           EXCEPT FOR THE FOREGOING WARRANTY, THERE IS NO OTHER WARRANTY OF PROVIDER OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.0	Limitation of Liability

6.1           IN THE EVENT PROVIDER FAILS TO PERFORM THE SERVICES HEREUNDER ON A TIMELY BASIS OR IN THE EVENT CLIENT REASONABLY REJECTS A DELIVERABLE BECAUSE IT DOES NOT COMPLY WITH THE ORDER OR THESE CONDITIONS, PROVIDER SHALL REPERFORM THE SERVICES. IF PROVIDER IS UNABLE TO CURE THE FAILURE, PROVIDER SHALL PAY THE CLIENT THE GREATER OF (A) ANY PAYMENTS PREVIOUSLY MADE BY CLIENT IN RESPECT OF SUCH SERVICES OR (B) THE COST OF A THIRD PARTY VENDOR TO PERFORM SUCH SERVICES BUT NOT TO EXCEED 125% OF THE AMOUNT OF PAYMENTS PROVIDED FOR IN (A) HEREOF.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

{***}	Confidential Page 13 of 17

6.2           PROVIDER, ITS AFFILIATES OR SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, SHALL NOT BE LIABLE TO CLIENT FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES, INCLUDING LOST PROFITS, TO THE CLIENT AND/OR ANY THIRD PARTY, WHETHER ARISING FROM DEFECTIVE WORKMANSHIP OR MATERIALS OR DESIGN, BREACH OF WARRANTY, FAILURE OR DELAY IN DELIVERY OR OTHER BREACH OF CONTRACT, OR FROM ANY CAUSE WHATSOEVER, INCLUDING NEGLICENCE, EVEN IF THE CLIENT, OR THE THIRD PARTY, WAS ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES AND EVEN IF ANY OTHER REMEDY FAILS OF ITS ESSENTIAL PURPOSE. IN NO EVENT SHALL THE LIABILITY OF PROVIDER TO CLIENT FOR ANY DAMAGES ARISING OUT OF THIS AGREEMENT, REGARDLESS OF THE LEGAL THEORY ON WHICH SUCH DAMAGES MAY BE BASED, EXCEED THE AMOUNT OF TWO TIMES THE AGREED UPON PRICE FOR SUCH SERVICES UNDER THE ORDER.

6.3           THE DISCLAIMERS AND LIMITATIONS OF LIABILITY SET FORTH IN THE FOREGOING SECTIONS 6.1 AND 6.2 SHALL NOT APPLY IN CASE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF PROVIDER, AND SHALL NOT LIMIT OBLIGATIONS BY WAY OF INDEMNIFICATION UNDER SECTION 7.

7.0	Indemnification

Client will indemnify and hold harmless Provider and its affiliates and subsidiaries and their respective officers, directors, employees and agents from and against any and all third party claims, losses, damages, or liabilities (including but not limited to reasonable attorney’s fees), relating to or arising from or in connection with any third party allegations that the manufacture, use or sale of material by Provider for fulfilling its obligations under the Order infringes intellectual property or other rights of a third party, or the Client’s breach of any of Client’s representations, warranties, or covenants under the Order, in each case, except to the extent any such claim is based upon Provider’s gross negligence or intentional misconduct under the Order. Provider will indemnify and hold harmless Client and its affiliates and subsidiaries and their respective officers, directors, employees and agents from and against any and all third party claims, losses, damages or liabilities (including but not limited to reasonable attorney’s fees), relating to or arising from or in connection with the Provider’s breach of any of Provider’s representations, warranties or covenants under the Order, in each case, except to the extent any such claim is based upon Client’s gross negligence or intentional misconduct under the Order. The indemnified party shall promptly notify the indemnifying party of any third party claim giving rise to indemnification hereunder, and allow the indemnifying party to assume and control the defense of such claims through legal counsel reasonably acceptable to the indemnified party.

8.0	Assignment

The Order and these Conditions shall inure to the benefit of and are binding upon the parties hereto and their respective successors and assigns. Neither party shall assign its rights nor obligations under the Order without the written consent of the other party, which consent shall not be reasonably withheld; provided, however, that either party may assign its interests herein without the written consent of the other:

(A) to an entity which shall succeed to its rights and obligations by merger, consolidation or other reorganization or transfer by operation of law or by purchase of the business of or substantially all of the assets of the assignor; or

(B) to an entity controlling, under the control of or under common control with the assignor, where common control means more than fifty percent ownership of the equity interest of an entity.

Provider shall not subcontract any of the Services to a third party without the prior written consent of Client.

9.0	Force Majeure

Neither party shall be liable under an Order for any delay or failure in performance of the Services or its other obligations if such delay or failure is due to an act or other occurrence beyond its the reasonable control, including but not limited to, acts of nature, fire, flood, strikes, lockouts, labor troubles, inability to procure raw materials, failure or curtailment of power or any other utility service, restrictive governmental law or regulations, riots, insurrection, war or other reason of like nature (“Force Majeure”). Any party relying upon any event of Force Majeure to excuse its performance under this Agreement shall be required, as a condition of such reliance, to promptly notify the other party of such event and exercise its commercially reasonable efforts to remedy the circumstances creating such event.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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10.0	Termination

10.1           Provider may terminate an Order at any time by written notice to Client, (i) if information provided by Client to Provider for the performance of the Services cannot be reduced to practice, or shall require any Services exceeding commercially reasonable efforts, or (ii) if Client is adjudicated insolvent, makes an assignment for the benefit of creditors, files a petition for bankruptcy, becomes the subject of a petition in bankruptcy, becomes the subject of any receivership proceeding or admits in writing its inability to pay its debts generally as they become due, or (iii) if Client breaches a material provision herein and Client fails to cure such breach within thirty (30) days after written notice thereof from Provider to Client. Client may terminate an Order in its discretion by giving ten (10) days written notice to Provider. Client may also terminate an Order at any time by written notice to Provider if Provider breaches a material provision herein and Provider fails to cure such breach within thirty (30) days after written notice thereof from Client to Provider.

10.2           If the Order is terminated by Client (other than a termination by Client by reason of the breach of an Order by Provider) or Provider according to one of the termination clauses in the foregoing Section 10.1, the Client agrees to reimburse Provider for the following under the terminated Order, subject to the right of Client to receive the results achieved by Provider under the Order up to the date of its termination, if so requested by Client:

- one hundred percent (100%) of authorized material costs and costs for outsourced work already incurred or irrevocably committed to;

- the portion of Services already provided, on a pro rata basis; and

- reasonable and unavoidable closing, documentation and clean-up fees. The foregoing provisions of this Section 10.2 shall not apply in case of a termination according to Section 10.1 (i) or if the termination occurred due to a material breach of Provider in the performance of its Services.

11.0	Severability

If any provision hereof or set out in the Order document shall be determined to be invalid or unenforceable, such determination shall not affect the validity of the remaining provisions, and the parties shall use all reasonable efforts to agree upon a substitute provision to achieve the same economic effect as the provision determined to be invalid or unenforceable.

12.0	Governing Law; Venue

The Order and these Conditions shall be governed by and construed in accordance with the laws of the State California, laws of the State of Pennsylvania if not laws of the State of Delaware, without regard for those laws relating to conflicts of law.

13.0	Compliance with Laws

Provider will conduct all Services in conformance with any and all applicable federal, state and local laws, regulations, and requirements. Such compliance includes, but is not limited to, the Food and Drug Administration regulations and United States’ regulations pertaining to good clinical and manufacturing practice requirements as may be established by applicable regulatory authorities in the United States from time to time; and such other federal, state and local laws and regulations in the United States and applicable to the conduct of the Services. Provider represents and warrants it has never been and, to the best of its knowledge after due inquiry, none of its employees, affiliates or agents has ever been threatened to be debarred or indicted for a crime or otherwise engaged in conduct for which a person can be debarred under Sections 306(a) or (b) of Federal Food, Drug and Cosmetic Act, and Provider will promptly notify Client upon learning of any such debarment, conviction, threat or indictment. Provider warrants that it will not employ the services of person which would result in a violation of the foregoing representation and warranty.

14.0	Retention of Documentation and Materials

Raw data, documentation, protocols, case report forms, source documents, interim reports and final reports (collectively Documentation) shall be retained by Provider for the period of time required or recommended by applicable United States’ regulatory requirements. During the above described retention periods, Documentation shall be available for inspection by the Client, the Client's authorized agents, and authorized government agencies.

15.0	Propriety Information

Client will own all data and written reports arising out of the Order or prepared for Client in this project upon payment for Services. Client acknowledges that Provider is required to maintain certain regulatory and scientific documents as required by regulatory authorities.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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16.0	Nondisclosure

Provider agrees, during the term of performance of Services and for a period of five (5) years from the date of termination of this Order, that, except to the extent required by law, regulation, judicial requirement, or regulatory agency, it will not itself use, or provide or disclose to any third party, any information, data or documentation that were specifically developed or generated by Provider for Client.

17.0	Inspection

Both parties recognize that governmental agencies may request that Provider produce records, data, or materials related to Client products during the course of, or as subject of, an inspection. In such instances, Provider shall notify Client within one business day of any request for production or property inspections by any governmental agency specifically involving either the Services or the facility at which the Services are being performed, including, without limitation, any such planned inspections and have the opportunity to comment upon any related interactions with the governmental agency. Client may be present at inspections related to Provider’s Services hereunder. For all other inspections, Provider shall keep Client duly notified and informed of such inspection and any related activities associated with such inspection. Not more frequently than once per year and at other times upon reasonable request, Client may inspect Provider’s facilities and the performance of the Services.

18.0	Insurance

Provider shall maintain commercial product liability insurance (which insurance shall include professional errors and omissions insurance) at limits of not less than $5 million per occurrence and $5 million aggregate. Provider shall maintain commercial general liability insurance at limits of not less than $1 million per occurrence and $2 million aggregate and $4 million in excess umbrella liability (per occurrence and aggregate) insurance. If Provider terminates insurance coverage required hereunder, Provider shall obtain and maintain the maximum available extended discovery period insurance during the term of the Agreement. At the request of Client, Provider shall provide certificates evidencing such insurance.

19.0	Survival

The terms and provisions of Sections 4, 5, 6, 7, 8, 10, 11, 14, 15, 16, 17 and 19 of these Conditions shall survive the expiration, cancellation or termination of the Order.

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

{***}	Confidential Page 16 of 17

 PAYMENT FOR CANCELLATION OR POSTPONEMENT OF GMP MANUFACTURING

In the event of termination of this Agreement prior to GMP manufacturing, CLIENT shall reimburse Avrio for (a) all components ordered prior to termination and not cancelable at no cost to Avrio, (b) all work-in-process commenced by Avrio (“the Charges”). Charges would not include release costs or other costs which would not have occurred. In the event of cancellation or postponement by CLIENT of the GMP manufacturing phase described in this agreement or in the event of termination of this agreement, except for termination in the event of a default by Avrio, CLIENT shall pay a cancellation fee as shown in Schedule I. CLIENT shall make payment for all the Charges within thirty (30) days of the invoice date. If cancellation/postponement comes from Avrio, then CLIENT will be given the right to cancel/postpone with the same notice as given by Avrio. Avrio would use reasonable efforts to use the manufacturing window left vacant by CLIENT. In the case Avrio is able to use the window, no cancellation fees would be charged to CLIENT.

Schedule I. Cancellation/Postponement Fee Schedule

Postponement/Cancellation	Situation	Fee
	{***}	{***}
	{***}	{***}
Cancellation	{***}	{***}
	{***}	{***}
	{***}	{***}
Postponement	{***}	{***}
	{***}	{***}
	{***}	{***}

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

{***}	Confidential Page 17 of 17